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EXHIBIT 4.3

SECOND SUPPLEMENTAL INDENTURE

        This SECOND SUPPLEMENTAL INDENTURE (the "Second Supplemental Indenture"), dated as of February 4, 2002, is entered into by and among Qwest Capital Funding, Inc., a Colorado corporation (the "Company"), Qwest Communications International Inc., a Delaware corporation (the "Guarantor"), and Bank One Trust Company, National Association, a national banking association, as Trustee (the "Trustee"). All capitalized terms not defined herein have the meanings assigned to them in the Indenture (as defined below).

RECITALS

        WHEREAS, predecessors in interest of the Company and the Guarantor have heretofore executed and delivered to the Trustee an Indenture, dated as of June 29, 1998 (as amended by the First Supplemental Indenture, dated as of June 30, 2000, the "Indenture"), providing for the issuance from time to time of its unsecured debentures, notes or other evidences of indebtedness (the "Securities"), to be issued in one or more series as provided in the Indenture;

        WHEREAS, pursuant to the First Supplemental Indenture, the Company and the Guarantor assumed all of the obligations, succeeded to all of the rights, and otherwise substituted themselves in place of their predecessors in interest under the Indenture;

        WHEREAS, Section 9.01(5) of the Indenture provides that, without the consent of any Securityholders, the Company, the Guarantor and the Trustee may enter into a supplemental indenture to add to or revise the conditions, limitations, and restrictions on the terms of the Securities;

        WHEREAS, the Guarantor has delivered, or caused to be delivered on its behalf, to the Trustee (i) an Officer's Certificate, and (ii) an Opinion of Counsel, in each case stating that, in the opinion of the signer, this Second Supplemental Indenture complies with the applicable provisions of Article 9 of the Indenture and that all conditions precedent provided for in the Indenture relating to the execution and delivery of this Second Supplemental Indenture have been complied with; and

        WHEREAS, all things necessary to make this Second Supplemental Indenture when executed by the parties hereto a valid and binding amendment of and supplement to the Indenture have been done and performed.

        NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

        For and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby mutually covenant and agree as follows:

        SECTION 1.    Amendments to Section 2.02 of the Indenture.

        (a)  Existing Subsection 2.02(a)(17) is hereby renumbered as Subsection 2.02(a)(21).

        (b)  Section 2.02 of the Indenture is hereby amended to include the following additional terms of any series of Securities which may be established by a Company Board Resolution, by one or more Officers of the Company pursuant to a Company Board Resolution, or by a supplemental indenture:

        New Subsection 2.02(a)(17)

  "whether, and the terms and conditions upon which, the Securities of the series may or must be converted into or exchanged for securities of the Company, the Guarantor or another enterprise"

        New Subsection 2.02(a)(18)

  "any terms applicable to Original Issue Discount, if any (as that term is defined in the Internal Revenue Code of 1986 and the Regulations thereunder) including the rate or rates at which such Original Issue Discount, if any, shall accrue"

        New Subsection 2.02(a)(19)

  "any addition to or change in the Events of Default which apply to any Series of Securities and any change in the right of the Trustee or the requisite Holders of such Securities to declare the principal amount thereof due and payable pursuant to Section 6.02"

        New Subsection 2.02(a)(20)

  "any addition to or change in the covenants set forth in Article 4 which apply to any Series of Securities"

        (c)  Subsection 2.02(a)(16) is hereby amended in its entirety to read as follows: "if the amount of payments of principal or interest on the Series of Securities may be determined with reference to an index, formula or other method, or based on a coin or currency other than that in which the Securities are stated to be payable, the manner in which such amounts shall be determined and the calculation agent, if any with respect thereto".

        SECTION 2.    Separability.    In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        SECTION 3.    No Third Party Benefit.    Nothing in this Second Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture, and the Securityholders of the Securities, any benefit or any legal or equitable right, remedy or claim under the Indenture, as amended by this Second Supplemental Indenture.

        SECTION 4.    Continuance of Indenture: Effectiveness.    This Second Supplemental Indenture supplements the Indenture and shall be a part of and subject to all the terms thereof. The Indenture, as supplemented by this Second Supplemental Indenture, shall continue in full force and effect. This Second Supplemental Indenture shall become effective immediately upon execution hereof.

        SECTION 5.    Governing Law.    This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

        SECTION 6.    Counterparts.    This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

QWEST CAPITAL FUNDING, INC.
		By:	/s/ YASH A. RANA
		Name:	Yash A. Rana
		Title:	Vice President, Senior Associate General Counsel and Assistant Secretary
Attest:	/s/ DRAKE S. TEMPEST

Name:	Drake S. Tempest
Title:	Executive Vice President, General Counsel, Chief Administrative Officer and Secretary
QWEST COMMUNICATIONS INTERNATIONAL INC.
		By:	/s/ YASH A. RANA
		Name:	Yash A. Rana
		Title:	Vice President, Senior Associate General Counsel and Assistant Secretary
Attest:
/s/ DRAKE S. TEMPEST

Name:	Drake S. Tempest
Title:	Executive Vice President, General Counsel, Chief Administrative Officer and Secretary
BANK ONE TRUST COMPANY, NATIONAL ASSOCIATION
		By:	/s/ CHRISTOPHER HOLLY

		Name:	Christopher Holly
		Title:	Vice President
Attest:	/s/ STEVE WAGNER

Name:	Steve Wagner
Title:	First Vice President

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  EXHIBIT 4.3
SECOND SUPPLEMENTAL INDENTURE